SCHEDULE 14C INFORMATION

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Pacific Select Fund

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PACIFIC SELECT FUND
SHORT DURATION BOND PORTFOLIO

INFORMATION STATEMENT DATED JUNE 1, 2011

This document (“Information Statement”) provides information concerning a new portfolio manager and a new portfolio management agreement for the Short Duration Bond Portfolio and is being mailed on or about June 1, 2011 to the shareholders of record as of May 26, 2011.

We are not asking you for a proxy and you are requested not to send us a proxy.

I.	Introduction and Background

The Pacific Select Fund’s (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in portfolio manager and a new portfolio management agreement with respect to the Short Duration Bond Portfolio (the “Portfolio”) effective May 1, 2011. Information concerning this change in manager was included in a supplement dated February 28, 2011. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Trust can hire, terminate, and replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on January 11, 2011, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective May 1, 2011, the agreement with T. Rowe Price Associates, Inc. (“T. Rowe Price”) with respect to the Short Duration Bond Portfolio (the “T. Rowe Price Portfolio Management Agreement”) and appointed T. Rowe Price as the new portfolio manager, effective May 1, 2011 (“Portfolio Manager”). In connection with this matter, also at the January 11, 2011 meeting, the Board terminated the portfolio management agreement for the Portfolio with the prior portfolio manager upon the effectiveness of the T. Rowe Price Portfolio Management Agreement. T. Rowe Price’s appointment as Portfolio Manager was made in accordance with the SEC exemptive order noted above and does not require shareholder approval. In order to facilitate these changes, a portion of the portfolio’s holdings were sold and new investments purchased in accordance with recommendations by the new portfolio manager or management team.

II.	Board Consideration of the New Portfolio Management Agreement

In evaluating the proposed T. Rowe Price Portfolio Management Agreement, the Board, including all of the Independent Trustees, considered the factors, among others, described below. Additionally, the Board considered the various screening processes that PLFA utilizes in identifying a proposed new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted by PLFA on the investment resources and personnel of a portfolio manager and an assessment of the investment strategies used by a portfolio manager. In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of T. Rowe Price, including information about another firm considered by PLFA, and PLFA’s analysis in reaching its conclusion to recommend T. Rowe Price as the new Portfolio Manager.

In evaluating the T. Rowe Price Portfolio Management Agreement, the Board, including the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining T. Rowe Price as the Portfolio Manager, particularly in light of the nature, extent, and quality of the services expected to be provided by T. Rowe Price. In this regard, the Trustees considered various materials relating to the proposed Portfolio Manager, including copies of the proposed T. Rowe Price Portfolio Management Agreement; copies of the Form ADV for T. Rowe Price; financial information relating to T. Rowe Price; and other information deemed relevant to the Trustees’ evaluation of T. Rowe Price, including qualitative assessments from senior management of PLFA.

The Trustees considered that under the T. Rowe Price Portfolio Management Agreement, T. Rowe Price would be responsible for providing the investment management services for the Portfolio’s assets, including investment research, advice and supervision and determining which securities would be purchased or sold by the Portfolio. The Trustees considered the quality of the management services expected to be provided to the Short Duration Bond Portfolio over both the short- and long-term, the organizational depth and resources of T. Rowe Price, including the background and experience of T. Rowe Price’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used for the investment strategy. The Trustees noted that T. Rowe Price serves as Portfolio Manager for the Dividend Growth Portfolio, another series of the Trust overseen by the Board.

In addition, the Trustees considered that they had previously reviewed and approved T. Rowe Price’s written compliance policies and procedures and that the Trust’s Chief Compliance Officer (“CCO”) had previously provided an assessment of T. Rowe Price’s compliance program as required under Rule 38a-1 of the 1940 Act and its code of ethics.

In making these assessments, the Trustees took note of the extensive due diligence PLFA conducted on T. Rowe Price and were aided by the assessments and recommendations of PLFA and the in-person presentation and materials provided by T. Rowe Price. The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a short duration bond portfolio, and the identification by PLFA of T. Rowe Price to serve as Portfolio Manager with regard to the day-to-day investment activities of the Short Duration Bond Portfolio. In this regard, the Trustees considered that the search criteria employed by PLFA included identification of a firm with sufficient size, market presence and resources to properly manage the Portfolio, the ability to manage a large pool of assets given the size of the Portfolio, competitive peer ranking, manager tenure and competitive sub-advisory fees.

The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the portfolio managers, and has recommended and taken measures to attempt to remedy relative underperformance by a portfolio when PLFA and the Board believed appropriate. The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Short Duration Bond Portfolio by T. Rowe Price under the T. Rowe Price Portfolio Management Agreement.

B.	Performance

The Trustees considered information about the historical performance of other mutual funds (the “Comparable Performance”) advised by the same T. Rowe Price portfolio management team that would manage the Short Duration Bond Portfolio. The Trustees considered the Comparable Performance against a pertinent benchmark and against the applicable peer group for the year-to-date, one-, three-, five-, and ten-year and since inception periods as of September 30, 2010, as available. The Trustees also considered the historical performance of a mutual fund advised by the same T. Rowe Price portfolio management team against a pertinent benchmark and an applicable peer group for the previous ten calendar years as of September 30, 2010. Additionally, the Trustees considered performance information presented by PLFA for another potential portfolio manager. The Trustees also considered the need for T. Rowe Price to adhere to the Portfolio’s general investment mandate in order to function appropriately as an investment option for the Portfolio Optimization Portfolios. The Board determined that T. Rowe Price’s performance record was acceptable.

C.	Advisory and Portfolio Management Fees

The Trustees considered information regarding the comparative advisory fees charged under investment advisory fee contracts with regard to other mutual funds (“Accounts”) with substantially similar investment strategies. The Trustees noted that the fees to be paid to T. Rowe Price for the management of the Short Duration Bond Portfolio were different from the fees charged to other Accounts or that there were differences in the levels of services provided by T. Rowe Price to the other Accounts and that these differences were due to the nature of the Accounts or an affiliation between T. Rowe Price and the Accounts. These differences often explained the variations in fee schedules. The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and T. Rowe Price, and that the Short Duration Bond Portfolio’s sub-advisory management fees are paid by PLFA and are not paid directly by the Portfolio. The Trustees also considered that the proposed sub-advisory management fee rate payable to T. Rowe Price under the T. Rowe Price Portfolio Management Agreement contains breakpoints and has similar effective rates at different asset levels as the sub-advisory fee schedule for the prior portfolio manager. The Trustees considered that the advisory fee schedule would remain unchanged from the current fee schedule for the Portfolio. Additionally, the Trustees considered that there are certain costs associated with a manager change, but that the advisory fee rates and ongoing operating expenses paid by shareholders were not expected to increase as a result of this portfolio manager change. The Board concluded that the compensation payable under the T. Rowe Price Portfolio Management Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees reviewed information regarding the estimated costs to T. Rowe Price of managing the Short Duration Bond Portfolio and the projected profitability of the T. Rowe Price Portfolio Management Agreement to T. Rowe Price to the extent practicable based on the financial information provided by T. Rowe Price. This information is only estimated because there is no actual operating history for T. Rowe Price as the Portfolio Manager of the Short Duration Bond Portfolio. The Trustees gave less weight to projected profitability considerations than other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and T. Rowe Price with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA and the fact that they are projections. The Board concluded that the Short Duration Bond Portfolio’s fee structure reflected in the T. Rowe Price Portfolio Management Agreement with respect to the Short Duration Bond Portfolio is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA and T. Rowe Price concerning other benefits that may be received by T. Rowe Price and its affiliates as a result of their relationship with the Short Duration Bond Portfolio, including commissions that may be paid to broker-dealers affiliated with the Portfolio Manager and the anticipated use of soft dollars by the Portfolio Manager. In this regard, the Trustees noted that T. Rowe Price represented that it does not anticipate utilizing an affiliated broker-dealer for trades and that its fixed income client accounts generally do not participate in generating soft dollar commissions. The Board considered potential benefits to be derived by T. Rowe Price from its relationship with the Short Duration Bond Portfolio and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the compensation payable under the T. Rowe Price Portfolio Management Agreement is fair and reasonable; and (ii) the T. Rowe Price Portfolio Management Agreement is in the best interests of the Short Duration Bond Portfolio and its shareholders. No single fact was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.	The New Portfolio Management Agreement

The T. Rowe Price Portfolio Management Agreement is substantially similar to the prior portfolio management agreement with respect to the Portfolio. T. Rowe Price will, subject to the supervision of the Adviser, provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio, including the evaluation, investment, sales and reinvestment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions. T. Rowe Price bears its expenses and the expenses of its own staff with respect to its activities in connection with the services provided under the T. Rowe Price Portfolio Management Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, T. Rowe Price is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the T. Rowe Price Portfolio Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the T. Rowe Price Portfolio Management Agreement or by reason of T. Rowe Price’s reckless disregard of its obligations and duties under the T. Rowe Price Portfolio Management Agreement. The T. Rowe Price Portfolio Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The T. Rowe Price Portfolio Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Short Duration Bond Portfolio to the Adviser in connection with the portfolio manager change. The prior and new portfolio management fee rate schedules are set forth in the tables below:

Prior Portfolio	New Portfolio Management Fee Schedule[2]
Management Fee Schedule[1]	Schedule A	Schedule B	Schedule C

0.25% on first $50 million 0.20% on next $50 million 0.17% on next $100 million 0.13% on next $100 million 0.10% above $700 million 0.07% above $1 billion	Combined Assets less than $100 million[3]: 0.30% on first $50 million of the Combined Assets 0.25% on next $50 million of the Combined Assets
Combined Assets at or above $100 million[4]:

0.20% on first $100 million of the Combined Assets

0.175% on next $150 million of the Combined Assets

0.125% on next $250 million of the Combined Assets

0.10% above $500 million of the Combined Assets
Combined Assets at or above $1.5 billion: 0.10% flat of the Combined Assets

[1]	When determining the breakpoint rate under the prior portfolio management agreement, the average daily net assets of the Short Duration Bond Portfolio are aggregated with the average daily net assets of the PL Short Duration Bond Fund, a series of Pacific Life Funds.

[2]	When determining the breakpoint rate under the T. Rowe Price Portfolio Management Agreement, the average daily net assets of the Portfolio are aggregated with the average daily net assets of the PL Short Duration Bond Fund (“Combined Assets”).

[3]	Once Combined Assets exceed $100 million, Schedule A terminates, and Schedule B becomes effective.

[4]	Once Combined Assets are at or above $1.5 billion, Schedule B terminates, and Schedule C becomes effective.

The portfolio management fee paid by the Adviser through April 30, 2011, to the previous portfolio manager of the Portfolio was paid pursuant to a portfolio management agreement dated May 1, 2003, as amended. For the period January 1, 2010 through December 31, 2010, the portfolio management fees paid or owed by the Adviser for the Portfolio totaled $1,619,330.17. Had the new portfolio management fee rate schedule been in effect for the same period, the portfolio management fees paid or owed by the Adviser would have been $1,602,002.50. When determining the breakpoint rates, the average daily net assets of the Portfolio were aggregated with the average daily net assets of the PL Short Duration Bond Fund. This amount would have been a decrease in such fees paid by the Adviser of approximately 1.07%. For the fiscal year ended December 31, 2010, the Portfolio did not pay any brokerage commissions to an affiliated broker of T. Rowe Price.

IV.	Information Regarding T. Rowe Price

T. Rowe Price is a direct, wholly-owned subsidiary of T. Rowe Price Group, Inc., a publicly traded company with offices all over the world and founded by the late Thomas Rowe Price, Jr. in 1937. T. Rowe Price is a registered investment adviser and, together with its affiliates, manages individual and institutional investor accounts. The address for T. Rowe Price and T. Rowe Price Group, Inc. is 100 East Pratt Street Baltimore, Maryland, 21202.

As of March 31, 2011, T. Rowe Price, including its affiliates, had approximately $510 billion in assets under management. T. Rowe Price acts as investment adviser to the following registered investment companies, each of which has a similar objective to the Fund.

Waived/
Portfolio Name	Net Assets[1]	Compensation Rate		Reduced

T. Rowe Price Short-Term Bond Fund	$5.9 billion	0.40% on net assets		Yes[2]

JNL/T. Rowe Price Short-Term Bond Fund	$1.0 billion	When average daily assets are below $100 million: 0.30% on first $50 million 0.25% on assets above $50 million	When average daily assets are greater than or equal to $100 million: 0.20% on first $100 million 0.175% on next $150 million 0.125% on next $250 million 0.10% on assets above $500 million	Yes[3]

T. Rowe Price Limited Term Bond Fund (VIT)	$169 million	0.58% on net assets		No

[1]	As of March 31, 2011

[2]	Effective October 1, 2009, T. Rowe Price Associates, Inc. agreed (through September 30, 2011) to waive its fees and/or bear any expenses (excluding interest, taxes, brokerage, and extraordinary items) that would cause the fund’s ratio of expenses to average net assets to exceed 0.55%. Termination of this agreement would require approval by the fund’s Board of Directors. Fees waived and expenses paid under this agreement (and a previous limitation of 0.55%) are subject to reimbursement to T. Rowe Price Associates, Inc. by the fund whenever the fund’s expense ratio is below 0.55%. However, no reimbursement will be made more than three years after the waiver or payment, or if it would result in the expense ratio exceeding 0.55%.

[3]	T. Rowe Price has voluntarily agreed to waive a portion of its sub-advisory fee for certain registered investment companies where it serves as subadviser. The fee reduction is based on the combined asset level of the subadvised portfolios, and ranges between 5 - 10% of the total subadvisory fees paid. In certain cases, assets are aggregated with the client’s other T. Rowe Price sub-advised funds for purposes of determining breakpoints.

As of March 31, 2011, T. Rowe Price’s directors and principal executive officers are:

Name	Position(s) with T. Rowe Price

Edward C. Bernard	Director and Vice President
John R. Gilner	Chief Compliance Officer and Vice President
James A.C. Kennedy	Director and President
Kenneth V. Moreland	Chief Financial Officer
Brian C. Rogers	Chief Investment Officer, Director and Vice President
William J. Stromberg	Director and Vice President

The business address for each above individual is c/o T. Rowe Price, 100 East Pratt Street Baltimore, Maryland, 21202.

No officer or Trustee of the Trust is an officer, director or shareholder of T. Rowe Price.

Additional Information

Additional information about T. Rowe Price is available in Pacific Select Fund’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The annual report for the Trust for the fiscal year ended December 31, 2010 is available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Phone:	Pacific Life’s Annuity Contract Owners: 1-800-722-4448
Pacific Life’s Annuity Financial Professionals: 1-800-722-2333
Pacific Life’s Life Insurance Policy Owners: 1-800-347-7787
PL&A’s Annuity Contract Owners: 1-800-748-6907
PL&A’s Life Insurance Policy Owners: 1-888-595-6997

Internet:	www.pacificlife.com/pacificselectfund.htm

To help reduce Trust expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be mailed to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to Pacific Life Funds.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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